For further information, contact:	Media inquiries, contact Great Ink Communications:
John Bacon, VP/Marketing - Real Estate	(212) 741-2977
Cole Real Estate Investments	Eric Waters - eric.waters@greatink.com
jbacon@colecapital.com	Tom Nolan - tom@greatink.com

FOR IMMEDIATE RELEASE

COLE REAL ESTATE INVESTMENTS COMPLETES SALE OF
CITY CENTER PLAZA IN BELLEVUE, WA, TO COMMONWEALTH PARTNERS FOR APPROXIMATELY $375 MILLION

Sale of Class A Microsoft Bing Headquarters Building Demonstrates Success of
Cole's Disciplined Investment Strategy

PHOENIX, AZ: (November 5, 2012) - In one of the largest single property real estate transactions of 2012, Cole Real Estate Investments (Cole), a diversified commercial real estate firm, announced it completed the sale of City Center Plaza, a 583,000-square-foot, 26-story Class A office tower in Bellevue, WA, to an affiliate of CommonWealth Partners LLC for $374.7 million. The sale was completed on behalf of Cole Credit Property Trust III, Inc. (CCPT III). City Center Plaza serves as the headquarters for Microsoft Bing, which occupies 96.3% of the building.

CCPT III purchased this marquee asset in July 2010 for $310.0 million, and is capitalizing on current market opportunities to capture value for its shareholders with the sale. Cole, which has executed more than $7.5 billion of core commercial real estate transactions since the beginning of 2010, actively manages its growing portfolio to maximize the value of each asset.

“When our experienced real estate team brought this opportunity to us in the summer of 2010, despite industry naysayers, we felt this acquisition would be an excellent fit for our growing portfolio of mission-critical corporate properties,” said Marc Nemer, Cole’s president and chief executive officer. “Today, not only have we seen a 21% increase in the property's value, but we were able to deliver a return of 38% on the equity invested, creating significant value in the portfolio for the benefit of our shareholders.”

With this disposition, Cole-related entities have completed more than $2.6 billion of commercial real estate transactions year-to-date, and the firm is on pace for another record-setting year.

CommonWealth Partners (CWP), based in Los Angeles, is a privately held, vertically integrated real estate investment, development and management firm. CWP has been active in the Seattle market, as its recent acquisition of Russell Investments Center was added to a portfolio that also includes Safeco Plaza.

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About Cole Real Estate Investments
Founded in 1979, Cole Real Estate Investments is one of the nation’s leading investors in high-quality, income-producing retail, office and industrial real estate assets. Cole primarily targets net-leased single-tenant and multi-tenant retail properties under long-term leases with creditworthy tenants, as well as single-tenant office and industrial properties, using a conservative investment and financing strategy. According to Real Capital Analytics, a leading industry research firm, Cole has established itself as the No. 1 buyer of all single-tenant assets for the past 10 years. At the end of September 2012, Cole-related entities owned and managed more than 1,925 assets representing approximately 70 million square feet of commercial real estate in 47 states, with a combined acquisition cost of more than $11.7 billion. To learn more, visit www.colecapital.com.

Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements that reflect the current views of Cole Real Estate Investments and Cole’s management with respect to future events. Forward-looking statements about Cole's plans, strategies and prospects are based on current information, estimates and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Forward-looking statements are not intended to be a guarantee of any event, action, result outcome or performance in future periods. Cole does not intend or assume any obligation to update any forward-looking statements, and the reader is cautioned not to place undue reliance on them.